Exhibit 99.1

PRESS RELEASE
Contact:  Carole Collins
Investor Relations Director
(770) 248-9600

INTERCEPT REPORTS OUTSTANDING THIRD QUARTER RESULTS

ATLANTA, GA (November 4, 2002) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today reported financial results for the three months ended September 30, 2002.

Record Financial Results

Net revenues for the three months ended September 30, 2002 totaled $66.3 million, a 76.7% increase compared with $37.5 million for the three months ended September 30, 2001. Net income available to common shareholders, excluding net losses generated from InterCept’s ownership of Netzee, Inc. and a non-recurring charge to establish a reserve related to the WorldCom bankruptcy, totaled $5.7 million, or $0.29 per share (diluted), on 19.9 million average shares outstanding for the three months ended September 30, 2002, versus $4.0 million, or $0.24 per share (diluted), on 17.0 million average shares outstanding for the three months ended September 30, 2001.

During the third quarter, InterCept recorded non-cash losses from its ownership in Netzee of $1.4 million, which reduced the value of the note receivable from Netzee to $9.0 million. InterCept will continue to reduce the value of this note receivable to reflect its share of Netzee’s losses. In addition, InterCept incurred a non-recurring charge of approximately $1.6 million, net of taxes, that resulted from the non-payment of amounts related to its WEB 900 service offering, which utilizes WorldCom as its carrier and is subject to WorldCom’s bankruptcy. InterCept has fully reserved for this account receivable and is seeking to recover the amounts owed.

Including the losses related to Netzee and the non-recurring charge, net income available to common shareholders was $2.8 million or $0.14 per share (diluted) for the three months ended September 30, 2002, compared with $188,000 or $0.01 per share (diluted) for the three months ended September 30, 2001.

Operating Highlights

“We are very excited that our strong financial performance continued in the third quarter of 2002,” stated John W. Collins, InterCept Chairman and CEO. “We achieved record revenues and strong profits despite a difficult economic environment and signed a number of significant customers in both our financial institutions group and our merchant services group.”

Other recent highlights include the following:

•	Signed a letter of intent with Sovereign Bancorp for its item processing.

•	Signed a merchant processing contract with 1st Source Bank, a $3 billion financial institution located in South Bend, Indiana.

•	Announced changes to management, including the appointment of Boone Knox to Vice Chairman of the Board of Directors and the promotion of Lynn Boggs to Chief Operating Officer.

•	Signed contracts with several notable merchants, including Apple Vacations, TIME.com, Terra.com, Matchlive, and Spring Street Networks.

•	Opened an item processing center in Los Angeles, California

“We continue to see strong demand from financial institutions for our suite of outsourced products and services. This momentum has continued as we have signed 22 core processing customers in the last 120 days. However, we continue to see financial institutions deferring decisions in the purchase of in-house software and hardware products. Although the non-recurring components of our business comprise only about 10% of our revenues, they represent a greater percentage of net income due to their higher margins. We expect the weakness in sales of in-house products and services to continue for the remainder of 2002 and into next year.”

Fourth Quarter and 2003 Outlook

“We expect to achieve earnings per share of $1.11 - $1.15 for 2002 and $1.28 - $1.32 for the full year 2003,” continued Mr. Collins. “These estimates include capital expenditures and start up costs related to the conversion of Sovereign’s item processing to InterCept, as well as the issuance of 375,000 shares of our common stock to

Sovereign on October 1, 2002. We do not expect Sovereign to contribute significantly to our earnings until the fourth quarter of 2003.”

Conference Call and Webcast Information

InterCept has scheduled a conference call to discuss this earnings release at 10:30 AM EST on November 4, 2002. InterCept will also provide an online Web simulcast and rebroadcast of the call. Live broadcast of the call will be available online at www.intercept.net. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An online replay of the call will be available shortly after it ends and will continue to be available through December 4, 2002.

About InterCept

InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technological and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, ATM and debit card processing, merchant processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and our industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate recent acquisitions of assets and businesses and other operations we may acquire; continue to provide enhanced and new products and services that appeal to our financial institution and merchant customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that Netzee may be unable to repay our loan; the possibility that credit card companies may fine us for excessive credit card charge-backs or other issues arising out of our merchant services operations; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

-END-

InterCept, Inc.
Financial Highlights
(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Financial institution services	$41,512	$34,075	$116,718	$90,577
Merchant services	20,423	753	35,283	1,678
Customer reimbursements (1)	4,360	2,694	9,573	7,000

Total revenues	66,295	37,522	161,574	99,255
Cost of Services:
Costs of financial institution services	19,145	14,860	53,240	38,287
Costs of merchant services	10,346	22	16,245	40
Customer reimbursements	4,360	2,694	9,573	7,000

Total cost of services	33,851	17,576	79,058	45,327
Selling, general and administrative	21,200	10,936	51,534	30,538
Depreciation and amortization	4,625	2,981	10,932	8,375

Operating income	6,619	6,029	20,050	15,015
Other income, net	9	604	1,760	1,646

Income before income taxes, equity in loss of affiliates, and minority interest	6,628	6,633	21,810	16,661
Provision for income taxes	2,466	206	8,072	1,003
Equity in loss of affiliates	(1,375)	(6,235)	(2,862)	(14,756)
Minority interest	(10)	(4)	(26)	(14)

Net income	2,777	188	10,850	888

Income per share:
Basic	$0.15	$0.01	$0.59	$0.06

Diluted	$0.14	$0.01	$0.56	$0.06

Weighted average shares outstanding:
Basic	19,132	15,711	18,539	14,467
Diluted	19,947	16,993	19,402	15,632

(1)
Effective January 1, 2002, the company adopted Emerging Issues Task Force Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” which requires that customer reimbursements received for direct costs paid to third parties and related expenses be characterized as revenue. Comparative financial statements for 2001 have been reclassified to provide consistent presentation. Customer reimbursements represent direct costs paid to third parties primarily for postage and travel expenses. The adoption of Issue No. 01-14 did not impact the company's financial position, operating income or net income.

InterCept, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2002	2001
	unaudited
ASSETS
Current assets:
Cash and cash equivalents	$15,692	$24,917
Short term investments	19,017	50,289
Accounts receivable, net	30,426	20,271
Advances to SLM	7,362	7,025
Advances to Netzee	9,030	—
Deferred tax assets	2,752	1,470
Inventory, prepaid expenses and other	17,563	8,973

Total current assets	101,842	112,945
Property and equipment, net	40,374	28,108
Intangible assets, net	318,561	128,204
Advances to Netzee	—	10,118
Investment in affiliate	—	1,462
Other assets	18,622	2,431

Total assets	$479,399	$283,268

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$28,911	$—
Accounts payable and accrued expenses	14,830	10,143
Client payouts	51,659	—
Deferred revenue	9,560	9,315

Total current liabilities	104,960	19,458
Long-term debt, net of current portion	39,770	465
Deferred revenue	341	445
Deferred taxes	9,902	2,867

Total liabilities	154,973	23,235
Minority interest	248	222
Shareholders’ equity:
Common stock	296,808	243,293
Retained earnings	27,421	16,571
Unrealized gain on securities	(51)	(53)

Total shareholders’ equity	324,178	259,811

Total liabilities and shareholders’ equity	$479,399	$283,268

InterCept, Inc.
Condensed Consolidated Statement of Operations
Three Months Ended September 30, 2002
(unaudited and in thousands except per share data)

	Unadjusted	Netzee	Unusual Items (2)	Adjusted
Revenues:
Financial institution services	$41,512	$—	$—	$41,512
Merchant services	20,423	—	$—	20,423
Customer reimbursements	4,360	—	—	4,360

Total Revenues	66,295	—	—	66,295
Cost of Services:
Costs of financial institution services	19,145	—	70	19,075
Costs of merchant services	10,346	—	2,401	7,945
Customer reimbursements	4,360	—	—	4,360
Selling, general & administrative	21,200	—		21,200
Depreciation & amortization	4,625	—	—	4,625

Total Operating Expenses	59,676	—	2,471	57,205
Operating Income	6,619	—	(2,471)	9,090
EBITDA (1)	11,244	—	(2,471)	13,715
Other Income, net
Interest income, net	9	—	—	9

Total Other Income, net	9	—	—	9
Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	6,628	—	(2,471)	9,099
Provision for Income Taxes	2,466		(914)	3,380
Equity in Loss of Affiliates	(1,375)	(1,351)	—	(24)
Minority interest	(10)	—	—	(10)

Net Income Attributable To Common Shareholders	$2,777	$(1,351)	$(1,557)	$5,685

Net Income Per Common Share (Diluted)	$0.14			$0.29

Weighted Average Shares Outstanding (Diluted)	19,947			19,947

(1)
EBITDA is equal to operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (loss) or any other measure of operating performance calculated in accordance with accounting principles generally accepted in the United States.

(2)	Includes a pre-tax one-time charge related to WorldCom.

InterCept, Inc.
Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2002
(unaudited and in thousands except per share data)

	Unadjusted	Netzee	Unusual Items (2)	Adjusted
Revenues:
Financial institution services	$116,718	$—	$—	$116,718
Merchant services	35,283	—		35,283
Customer reimbursements	9,573			9,573

Total Revenues	161,574	—	—	161,574
Cost of Services:
Costs of financial institution services	53,240	—	70	53,170
Costs of merchant services	16,245	—	2,401	13,844
Customer reimbursements	9,573	—	—	9,573
Selling, general & administrative	51,534	—	403	51,131
Depreciation & amortization	10,932	—	—	10,932

Total Operating Expenses	141,524	—	2,874	138,650
Operating Income	20,050	—	(2,874)	22,924
EBITDA (1)	30,982	—	(2,874)	33,856
Other Income, net
Interest income, net	1,760	—	—	1,760
Gain in Netzee ownership		25	—	(25)

Total Other Income, net	1,760	25	—	1,735
Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	21,810	25	(2,874)	24,659
Provision for Income Taxes	8,072	10	(765)	8,827
Equity in Loss of Affiliates	(2,862)	(2,838)	—	(24)
Minority interest	(26)	—	—	(26)

Net Income Attributable To Common Shareholders	$10,850	$(2,823)	$(2,109)	$15,782

Net Income Per Common Share (Diluted)	$0.56			0.813

Weighted Average Shares Outstanding (Diluted)	19,402			19,402

(1)
EBITDA is equal to operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (loss) or any other measure of operating performance calculated in accordance with accounting principles generally accepted in the United States.

(2)	Includes a pre-tax one-time charge related to WorldCom of $2.5 million and a pre-tax one-time restructuring charge of $0.4 million related to two of the company's processing centers.

InterCept, Inc. and Subsidiaries
Segment Information
(unaudited and in thousands)

	Financial Institution Services				Merchant Services
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001	2002	2001	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Service fees	$37,028	$28,901	$104,255	$78,804	$20,423	$753	$35,283	$1,678
Data communications management	2,342	2,016	6,578	5,582
Equipment and product sales, services and other	2,142	3,158	5,885	6,191
Customer reimbursements	4,360	2,694	9,573	7,000

Total revenues	45,872	36,769	126,291	97,577	20,423	753	35,283	1,678
Costs of services:
Costs of service fees	16,058	10,977	44,491	29,274	7,945	22	13,844	40
Costs of data communications management	1,382	1,538	4,094	4,334
Costs of equipment and product sales, services and other	1,635	2,345	4,585	4,679
Customer reimbursements	4,360	2,694	9,573	7,000
Selling, general and administrative expenses	13,370	10,709	37,355	29,906	7,830	227	13,776	632
Depreciation and amortization	2,879	2,976	7,794	8,359	1,746	5	3,138	16

Total operating expenses	39,684	31,239	107,892	83,552	17,521	254	30,758	688
Operating income	$6,188	$5,530	$18,399	$14,025	$2,902	$499	$4,525	$990

*	For the three and nine months ended September 30, 2001, merchant portfolio processing has been reclassified from the Financial Institution Services segment to the Merchant Services segment.

*	Excludes losses for the three months ended September 30, 2002 resulting from a one time pre-tax charge of $2.5 million related to WorldCom.

*	Excludes losses for the three and nine months ended September 30, 2002 resulting from a restructuring charges of $0.4 million related to two of the company's check processing centers.

*
In accordance with Emerging Issues Task Force No. 01-14 InterCept has recorded customer reimbursements as revenue. Customer reimbursements represent direct costs paid to third parties primarily for travel and postage.